UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): January 8, 2020

Riviera Resources, Inc.

(Exact name of registrant specified in its charter)

Delaware	333-225927	82-5121920
(State or Other Jurisdiction Of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

600 Travis Street, Suite 1700 Houston, Texas	77002
(Address of principal executive offices)	(Zip Code)

(281) 840-4000

(Registrant’s telephone number, including area code)

NOT APPLICABLE

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
None	None	None

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective as of January 8, 2020, Philip A. Brown resigned from his position as a member of the Board of Directors (the “Board”) of Riviera Resources, Inc. (“Riviera” or the “Company”) and as a member of the Audit Committee and the Compensation Committee of the Board. Mr. Brown’s decision to resign as a director of the Company was not the result of any disagreement with the Company on any matter relating to the operations, internal controls, policies or practices of the Company.

On January 9, 2020, the Board elected Joseph E. Mills to the Board as an independent director, effective immediately, to fill the vacancy created by Mr. Brown’s resignation. Mr. Mills will serve on both the Audit Committee and the Compensation Committee of the Board.

Mr. Mills, age 59, currently serves as the President and Chief Executive Officer of Samson Resources II, LLC, a position he has held since March 2017. Prior to joining Samson Resources, Mr. Mills served as Chairman and Chief Executive Officer of Eagle Rock Energy G&P, LLC, the general partner of Eagle Rock Energy Partners, L.P., from May 2007 until it merged with Vanguard Natural Resources, LP in October 2015. Mr. Mills also served as Chief Executive Officer and as a manager of Montierra Management LLC, the general partner of Montierra Minerals & Production, LP, from 2006 to October 2016. In addition, Mr. Mills previously served on the board of directors of Roan Resources, Inc. from November 2018 to December 2019 and CIU Global, Inc. from August 2015 to October 2016. Mr. Mills received a Bachelor of Business Administration degree in Petroleum Land Management from the University of Texas and a Master of Business Administration degree in Finance from the University of Houston. The Board believes that Mr. Mills’ extensive executive experience with oil and natural gas companies bring valuable strategic, managerial and analytical skills to the board.

In exchange for his service on the Board and its committees, Mr. Mills will receive compensation of (i) $125,000 as an annual cash retainer (paid in quarterly installments), and (ii) an annual equity award of restricted stock units (“RSUs”) with a grant date value of $125,000, with the number of RSUs subject to the award determined by using the closing price of the Company’s common stock on the last trading day immediately prior to the grant date. Mr. Mills will also be reimbursed for his expenses incurred in attending Board and committee meetings.

The RSUs have a two-year vesting period, whereby 50% of the RSUs subject to the award will normally vest on each of the first and second anniversaries of the grant date (each, a “Vesting Date”), subject to Mr. Mills’ continued service on the Board through the applicable Vesting Date. However, if, prior to either Vesting Date, (i) there is a change in control of the Company or Mr. Mills is terminated in a “qualifying sale termination” or due to his death or disability, all of the RSUs will vest; or (ii) Mr. Mills’ service on the Board ceases due to his failure to be re-elected to the Board other than for cause, gross misconduct, ineligibility or refusal, the RSUs that would have vested on the next Vesting Date will vest, with any unvested RSUs remaining outstanding and eligible to vest upon a change in control of the Company that occurs within the three-month period following his termination.

The foregoing description of the RSU award does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Form of Restricted Stock Unit Agreement under the Company’s 2018 Omnibus Incentive Plan, which is attached as Exhibit 10.1 hereto and incorporated herein by reference. The Company has entered into a standard director indemnity agreement with Mr. Mills, a form of which was filed with the SEC as Exhibit 10.6 to Amendment No. 1 to the Company’s Registration Statement on Form S-1 filed on July 19, 2018.

The Company has determined that neither Mr. Mills, nor any of his respective immediate family members has or had (nor does any propose to have) a direct or indirect material interest in any transaction in which the Company or any of the Company’s subsidiaries was or is (or is proposed to be) a participant, that would be required to be disclosed under Item 404(a) of Securities and Exchange Commission Regulation S-K. In addition, the Company has determined that there are no family relationships between Mr. Mills and any current executive officer or director of the Company.

There are no arrangements or understandings with the Company, or any other persons, pursuant to which Mr. Mills was appointed as a director of the Company.

A copy of the press release the Company issued on January 13, 2020 announcing this transition is attached hereto as Exhibit 99.1.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description

10.1	Form of Restricted Stock Unit Agreement (incorporated by reference to Exhibit 10.3 to the Company’s Registration Statement on Form S-8 filed on August 7th, 2018)

99.1	Press release dated January 13, 2020

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: January 13, 2020	RIVIERA RESOURCES, INC.

	By:	/s/ David B. Rottino
	Name:	David B. Rottino
	Title:	President and Chief Executive Officer